Exhibit 4.3

DESCRIPTION OF HINES GLOBAL INCOME TRUST, INC.
SECURITIES REGISTERED PURSUANT TO SECTION 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934
The following is a summary of the material terms of shares of common stock of Hines Global Income Trust, Inc. registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as set forth in our charter and bylaws, as amended and supplemented from time to time. This summary is qualified in its entirety by reference to our charter and bylaws. References herein to “us,” “we,” “our,” or the “Company” refer to Hines Global Income Trust, Inc. We were formed as a corporation under the laws of the State of Maryland. The rights of our stockholders are governed by Maryland law as well as our charter and bylaws.
Under our charter, we have authority to issue 1,500,000,000 common shares, $0.001 par value per share, and 500,000,000 preferred shares, $0.001 par value per share. Of the total shares of common stock authorized, 40,000,000 are classified as Class AX shares, 40,000,000 are classified as Class TX shares, 10,000,000 are classified as Class IX shares, 10,000,000 are classified as Class JX shares, 350,000,000 are classified as Class T shares, 350,000,000 are classified as Class S shares, 350,000,000 are classified as Class D shares and 350,000,000 are classified as Class I shares. Our board of directors may amend our charter to increase or decrease the aggregate number of our authorized shares or the number of shares of any class or series that we have authority to issue without any action by our stockholders.
Our charter and bylaws contain certain provisions that could make it more difficult to acquire control of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that these provisions increase the likelihood that any such proposals initially will be on more attractive terms than would be the case in their absence and will facilitate negotiations which may result in improvement of the terms of an initial offer.
Common Shares
All outstanding shares of our common stock are fully paid and non-assessable. Subject to any preferential rights of any other class or series of shares and to the provisions of our charter regarding the restriction on the transfer of our common shares, the holders of common shares are entitled to such distributions as may be authorized from time to time by our board of directors and declared by us out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to our stockholders. Holders of our common shares do not have preemptive rights, which means that they do not have an automatic option to purchase any new shares that we issue.
Subject to the limitations described in our charter, our board of directors, without any action by our stockholders, may classify or reclassify any of our unissued common shares into one or more classes or series by setting or changing the preferences, conversion, restrictions or other rights.
We do not issue certificates for our shares. Shares are not held in “uncertificated” form, which eliminates the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to effect a transfer. DST Systems, Inc. will act as our registrar and as the transfer agent for our shares. A transfer of a stockholder’s shares can be effected simply by mailing to DST Systems, Inc. a transfer and assignment form, which we will provide to a stockholder upon written request.
We have several classes of shares of our common stock, all of which have the same voting, distribution, liquidation and other rights. The only difference between the various classes of shares is the form and amount of underwriting compensation (selling commissions, dealer manager fees and distribution and stockholder servicing fees) payable in connection with the sale of the shares. Class AX shares, Class TX shares and Class IX shares were offered and sold pursuant to our initial public offering and are no longer being offered and sold. However, set forth below is a description of the ongoing distribution and stockholder servicing fees payable with respect to those classes of shares of our common stock, if any, as well as a description of the upfront and ongoing underwriting compensation payable with respect to our Class T shares, Class S shares, Class D shares and Class I shares. References in the below descriptions to the “primary offering” mean the primary portion of the public offering in which the respective shares of our common stock were sold.
Class AX Shares
There are no distribution and stockholder servicing fees payable with respect to the Class AX shares.

Class TX Shares
Class TX shares are subject to a distribution and stockholder servicing fee of 1.0% per annum of the net asset value (“NAV”) per share for Class TX shares sold in the primary offering. The distribution and stockholder servicing fee will accrue daily and be paid quarterly in arrears. We will pay the distribution and stockholder servicing fee to Hines Securities, Inc., or our “dealer manager,” which may reallow or advance the fee to the participating broker dealer who sold the Class TX shares or, if applicable, to a subsequent broker dealer of record of the Class TX shares so long as the subsequent broker dealer is party to a selected dealer agreement with the our dealer manager that provides for reallowance. The distribution and stockholder servicing fees are ongoing fees that are not paid at the time of purchase.
We will cease paying the distribution and stockholder servicing fee with respect to any particular Class TX share and that Class TX share will convert into a number of Class AX shares determined by multiplying each Class TX share to be converted by the “Conversion Rate” described herein on the earlier of: (i) a listing of the Class AX shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets; (iii) the end of the month in which our dealer manager determines that total underwriting compensation paid in the primary offering, including, without limitation, the payment by Hines Global REIT II Advisors LP (our “Advisor”) of a portion of the dealer manager fees and the aggregate distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds of the primary offering; and (iv) the end of the month in which the transfer agent, on our behalf, determines that underwriting compensation paid in the primary offering, including our Advisor’s payment of a portion of the dealer manager fees and the aggregate distribution and stockholder servicing fee paid with respect to the Class TX shares held by a stockholder within his or her particular account equals 10.0% of the gross offering price at the time of investment of the Class TX shares held in such account. Stockholders will receive notice that their Class TX shares have been converted into Class AX shares in accordance with industry practice at that time, which we expect to be either a transaction confirmation from the transfer agent or notification through the next account statement following the conversion.
The Conversion Rate will be equal to the quotient, the numerator of which is the NAV per Class TX share (including any reduction for distribution and stockholder servicing fees as described herein) and the denominator of which is the NAV per Class AX share. We expect that the conversion will be on a one-for-one basis, as we expect the NAV per share of each Class AX share and Class TX share to be the same, except in the unlikely event that the distribution and stockholder servicing fees payable by us exceed the amount otherwise available for distribution to holders of Class TX shares in a particular period (prior to the deduction of the distribution and stockholder servicing fees), in which case the excess will be accrued as a reduction to the NAV per share of each Class TX share. We will further cease paying the distribution and stockholder servicing fee on any Class TX share that is redeemed or repurchased, as well as upon the our dissolution, liquidation or the winding up of our affairs, or a merger or other extraordinary transaction in which we are a party and in which the Class TX shares as a class are exchanged for cash or other securities. We cannot predict if or when this will occur for each Class TX share.
Class IX Shares
Class IX shares are subject to a distribution and stockholder servicing fee of 0.25% per annum of the NAV per share for Class IX shares sold in the primary offering. The distribution and stockholder servicing fee will accrue daily and be paid quarterly in arrears. We will pay the distribution and stockholder servicing fee to our dealer manager, which may reallow or advance the fee to the participating broker dealer who sold the Class IX Shares or, if applicable, to a subsequent broker dealer of record of the Class IX shares so long as the subsequent broker dealer is party to a selected dealer agreement with our dealer manager that provides for reallowance. The distribution and stockholder servicing fees are ongoing fees that are not paid at the time of purchase.
We will cease paying the distribution and stockholder servicing fee with respect to any particular Class IX share and that Class IX share will convert into a number of Class JX shares determined by multiplying each Class IX share to be converted by the “Conversion Rate” described herein on the earlier of: (i) a listing of the Class AX shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets; (iii) the end of the month in which our dealer manager determines that total underwriting compensation paid in the primary offering, including, without limitation, our Advisor’s payment of the dealer manager fees and the aggregate distribution and stockholder servicing fees, is equal to 10.0% of the gross proceeds of the primary offering; and (iv) the end of the month in which the transfer agent, on our behalf, determines that the aggregate distribution and stockholder servicing fees paid with respect to the Class IX shares held by a stockholder within his or her particular account equals 1.5% of the gross offering price at the time of investment of the Class IX shares held in such account. Stockholders will receive notice that their Class IX shares have been converted into Class JX shares in accordance with industry practice at that time, which we expect to be either a transaction confirmation from the transfer agent or notification through the next account statement following the conversion.

The Conversion Rate will be equal to the quotient, the numerator of which is the NAV per Class IX share (including any reduction for distribution and stockholder servicing fees as described herein) and the denominator of which is the NAV per Class JX share. We expect that the conversion will be on a one-for-one basis, as we expect the NAV per share of each Class I share and Class J share to be the same, except in the unlikely event that the distribution and stockholder servicing fees payable by us exceed the amount otherwise available for distribution to holders of Class I shares in a particular period (prior to the deduction of the distribution and stockholder servicing fees), in which case the excess will be accrued as a reduction to the NAV per share of each Class IX share. We will further cease paying the distribution and stockholder servicing fee on any Class IX share that is redeemed or repurchased, as well as upon the our dissolution, liquidation or the winding up of our affairs, or a merger or other extraordinary transaction in which we are a party and in which the Class IX shares as a class are exchanged for cash or other securities. We cannot predict if or when this will occur for each Class I share.
If a portion, but not all of the Class TX shares or Class IX shares in a stockholder’s account are redeemed pursuant to our share redemption programs, the total underwriting compensation limit and the amount of underwriting compensation previously paid with respect to the account will be prorated between the shares that were redeemed and those shares that were retained in the account. Similarly, if a portion of the Class TX shares or Class IX shares in a stockholder’s account is sold or otherwise transferred in a secondary transaction, the total underwriting compensation limit and amount of underwriting compensation previously paid with respect to the account will be prorated between the Class TX shares or Class IX shares that were transferred and the Class TX shares or Class IX shares that were retained in the account. If a stockholder’s account includes Class TX shares or Class IX shares and the stockholder made a subsequent purchase of Class TX shares or Class IX shares, as applicable, in the primary offering in the same stockholder account, the total underwriting compensation limit will be based on the total number of primary offering Class TX shares or Class IX shares, as applicable, in the account and the distribution and stockholder servicing fees will be calculated on all of the primary offering Class TX shares or Class IX shares, as applicable, in the account, such that the conversion of the Class TX shares or Class IX shares, as applicable, from the initial purchase will be delayed and the accrual of the distribution and stockholder servicing fees and the conversion of the Class TX shares or Class IX shares, as applicable, with respect to the subsequent purchase will happen on a more accelerated basis than would have been the case if the stockholder had made the subsequent purchase in a separate account.  Stockholders were permitted to elect to make subsequent purchases in a separate account. The purchase of additional primary shares in the same account does not increase the amount of the distribution and stockholder servicing fees paid with respect to a stockholder’s shares, but will only affect the timing of such payments.
Class JX Shares
We have never offered and sold Class JX shares pursuant to our public offerings. The Class IX shares may convert into Class JX shares upon certain events, as described above. Class JX shares, when issued, will not be subject to the payment of any selling commissions, dealer manager fees, distribution and stockholder servicing fees or other underwriting compensation.
Class T Shares
Each Class T share sold in the primary offering is subject to an upfront selling commission and dealer manager fee of up to 3.5% in the aggregate of gross offering proceeds from Class T shares sold in the primary offering on the date of purchase. Our dealer manager may reallow all or a portion of the upfront selling commissions and dealer manager fees to participating broker dealers.
We will pay our dealer manager ongoing distribution and stockholder servicing fees with respect to our outstanding Class T shares, in an amount equal to up to 1.0% per annum of the aggregate NAV of our outstanding Class T shares. The distribution and stockholder servicing fees will be paid monthly in arrears. Our dealer manager may reallow or advance all or a portion of the distribution and stockholder servicing fees to the participating broker dealers who sold the shares or, if applicable, to a subsequent broker dealer of record so long as the subsequent broker dealer of record is party to a selected dealer agreement with our dealer manager that provides for the reallowance. The upfront selling commission and dealer manager fee are not payable with respect to any Class T share sold pursuant to our distribution reinvestment plan.
We will cease paying the distribution and stockholder servicing fees with respect to any Class T shares at the end of the month in which the transfer agent, on our behalf, determines that total upfront selling commissions, dealer manager fees and distribution and stockholder servicing fees paid with respect to the Class T shares held by a stockholder in his or her particular account would exceed 8.75% (or, in the case of shares sold through certain participating broker dealers, a lower limit as set forth in any applicable agreement between our dealer manager and a participating broker dealer at the time such shares were issued) of the gross proceeds from the sale of Class T shares (including the gross proceeds of any shares issued under our distribution reinvestment plan with respect thereto). At the end of such month, each Class T shares (and any shares issued under our distribution reinvestment plan with respect thereto) will convert into a number of Class I shares (including any fractional shares) with an equivalent aggregate NAV as such share. We will further cease paying the distribution and stockholder servicing fee on any Class T share that is redeemed or repurchased, as well as upon our dissolution, liquidation or the winding up of our affairs, or a merger or other extraordinary transaction to which we are a party and in which the Class T share as a class are exchanged for cash or other securities. We cannot predict if or when this will occur for each Class T share.
Class S Shares
Each Class S share sold in the primary offering is subject to an upfront selling commission of up to 3.5% of gross offering proceeds from Class S shares sold in the primary offering on the date of the purchase. Our dealer manager may reallow all or a portion of the upfront selling commissions to participating broker dealers. No dealer manager fees will be paid for any Class S shares sold, including pursuant to our distribution reinvestment plan.
We will pay our dealer manager ongoing distribution and stockholder servicing fees with respect to our outstanding Class S shares, in an amount equal to up to 0.85% per annum of the aggregate NAV of our outstanding Class S shares. The distribution and stockholder servicing fees will be paid monthly in arrears. Our dealer manager may reallow or advance all or a portion of the distribution and stockholder servicing fees to the participating broker dealers who sold the shares or, if applicable, to a subsequent broker dealer of record so long as the subsequent broker dealer of record is party to a selected dealer agreement with our dealer manager that provides for the reallowance. The upfront selling commission is not payable with respect to any Class S shares sold pursuant to our distribution reinvestment plan.
We will cease paying the distribution and stockholder servicing fees with respect to any Class S shares at the end of the month in which the transfer agent, on our behalf, determines that total upfront selling commissions, dealer manager fees and distribution and stockholder servicing fees paid with respect to the Class S shares held by a stockholder in his or her particular account would exceed 8.75% (or, in the case of shares sold through certain participating broker dealers, a lower limit as set forth in any applicable agreement between our dealer manager and a participating broker dealer at the time such shares were issued) of the gross proceeds from the sale of Class S shares (including the gross proceeds of any shares issued under our distribution reinvestment plan with respect thereto). At the end of such month, each Class S shares (and any shares issued under our distribution reinvestment plan with respect thereto) will convert into a number of Class I shares (including any fractional shares) with an equivalent aggregate NAV as such share. We will further cease paying the distribution and stockholder servicing fee on any Class S share that is redeemed or repurchased, as well as upon our dissolution, liquidation or the winding up of our affairs, or a merger or other extraordinary transaction to which we are a party and in which the Class S shares as a class are exchanged for cash or other securities. We cannot predict if or when this will occur for each Class S share.
Class D Shares
No upfront selling commissions or dealer manager fees will be paid with respect to any Class D shares sold, including pursuant to our distribution reinvestment plan. We will pay our dealer manager ongoing distribution and stockholder servicing fees with respect to our outstanding Class D shares, in an amount equal to up to 0.25% per annum of the aggregate NAV of our outstanding Class D shares. The distribution and stockholder servicing fees will be paid monthly in arrears. Our dealer manager may reallow or advance all or a portion of the distribution and stockholder servicing fees to the participating broker dealers who sold the shares or, if applicable, to a subsequent broker dealer of record so long as the subsequent broker dealer of record is party to a selected dealer agreement with our dealer manager that provides for the reallowance.
We will cease paying distribution and stockholder servicing fees with respect to any Class D shares at the end of the month in which the transfer agent, on our behalf, determines that total upfront selling commissions, dealer manager fees and distribution and stockholder servicing fees paid with respect to the Class D shares held by a stockholder in his or her particular account would exceed 8.75% (or, in the case of shares sold through certain participating broker dealers, a lower limit as set forth in any applicable agreement between our dealer manager and a participating broker dealer at the time such shares were issued) of the gross proceeds from the sale of Class D shares (including the gross proceeds of any shares issued under our distribution reinvestment plan with respect thereto). At the end of such month, each Class D share (and any shares issued under our distribution reinvestment plan with respect thereto) will convert into a number of Class I shares (including any fractional shares) with an equivalent aggregate NAV as such share. We will further cease paying the distribution and stockholder servicing fee on any Class D share that is redeemed or repurchased, as well as upon our dissolution, liquidation or the winding up of our affairs, or a merger or other extraordinary transaction to which we are a party and in which the Class D shares as a class are exchanged for cash or other securities. We cannot predict if or when this will occur for each Class D share.
Class I Shares
We will not pay any upfront selling commissions, dealer manager fees or distribution and stockholder servicing fees with respect to the sale of any Class I shares.

Class T Shares, Class S Shares and Class D Shares
In addition to the features of our Class T shares, Class S shares and Class D shares described above, we will cease paying distribution and stockholder servicing fees with respect to Class T shares, Class S shares and Class D shares on the earlier to occur of the following: (i) a listing of our common shares, (ii) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets or (iii) the date following the completion of the primary offering on which, in the aggregate, underwriting compensation from all sources in connection with such offering, including upfront selling commissions, dealer manager fees, distribution and stockholder servicing fees and other underwriting compensation, is equal to 10% of the gross proceeds from our primary offering. Upon the earlier to occur of such events, our Class T shares, Class S shares and Class D shares will convert into a number of Class I shares (including any fractional shares) with an equivalent NAV as such shares.
If a stockholder’s account includes Class T shares, Class S shares or Class D shares and the stockholder makes a subsequent purchase of Class T shares, Class S shares or Class D shares, as applicable, the total underwriting compensation limit will be based on the total number of Class T shares, Class S shares or Class D shares, as applicable, in the account, such that the conversion of the Class T shares, Class S shares or Class D shares, as applicable, from the initial purchase will be delayed and the accrual of the distribution and stockholder servicing fees and the conversion of the Class T shares, Class S shares or Class D shares, as applicable, with respect to the subsequent purchase will happen on a more accelerated basis than would have been the case if the stockholder had made the subsequent purchase in a separate account. Stockholders may elect to make subsequent purchases in a separate account. Purchasing additional shares in the same account will not increase the amount of the distribution and stockholder servicing fees paid with respect to a stockholder’s shares, but will only affect the timing of such payments.
Preferred Shares
Upon the affirmative vote of a majority of our directors, our charter authorizes our board of directors to issue one or more classes or series of preferred shares without stockholder approval and our charter provides that the issuance of preferred shares must also be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or to independent legal counsel. Further, our charter authorizes the board to classify or reclassify any of our unissued preferred shares and to fix the voting rights, liquidation preferences, distribution rates, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences with respect to such preferred shares. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred shares, it may afford the holders of any series or class of preferred shares preferences, powers, and rights senior to the rights of holders of common shares. However, the voting rights per preferred share of any series or class of preferred shares sold in a private offering may not exceed voting rights which bear the same relationship to the voting rights of common shares as the consideration paid to us for each privately-held preferred share bears to the book value of each outstanding common share. If we ever created and issued preferred shares with a distribution preference over our common shares, payment of any distribution preferences of outstanding preferred shares would reduce the amount of funds available for the payment of distributions on the common shares. Further, holders of preferred shares are normally entitled to receive a preference payment in the event we liquidate, dissolve or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence.
Under certain circumstances, the issuance of preferred shares may delay, prevent, render more difficult or tend to discourage:

a merger, tender offer or proxy contest;
the assumption of control by a holder of a large block of our securities; or
the removal of incumbent management.
Our board of directors, without stockholder approval, may issue preferred shares with voting and conversion rights that could adversely affect the holders of common shares, subject to the limits described above. We currently have no preferred shares issued and outstanding. Our board of directors has no present plans to issue preferred shares, but may do so at any time in the future without stockholder approval.
Meetings and Special Voting Requirements
Class AX shares, Class TX shares, Class IX shares, Class JX shares, Class T shares, Class S shares, Class D shares and Class I shares vote together as a single class, and each share is entitled to one vote per share on each matter submitted to a vote at a meeting of our stockholders, including the election of directors; provided that with respect to any mater that would only have a material adverse effect on the rights of a particular class of common stock, only the holders of such affected class are entitled to vote. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of our outstanding common shares can elect all of the directors then standing for election and the holders of the remaining common shares will not be able to elect any directors. An annual meeting of our stockholders will be held each year, at least 30 days after delivery of our annual report. Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of our independent directors, our chief executive officer, our president or our chairman of the board or upon the written request of stockholders entitled to cast not less than 10% of all of the votes entitled to be cast on such matter at such meeting. The presence of stockholders, either in person or by proxy, entitled to cast at least 50% of all the votes entitled to be cast at a meeting constitutes a quorum. Generally, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present is necessary to take stockholder action, except that a majority of the votes represented in person or by proxy at a meeting at which a quorum is present is required to elect a director.
Under the Maryland General Corporation Law and our charter, stockholders are generally entitled to vote at a duly held meeting at which a quorum is present on:

amendments to our charter and the election and removal of directors (except as otherwise provided in our charter or under the Maryland General Corporation Law);
our liquidation or dissolution; and
a merger, consolidation or sale or other disposition of substantially all of our assets.
No such action can be taken by our board of directors without a vote of our stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter or, in the case of director elections, a majority of the votes present in person or by proxy at a meeting at which a quorum is present. Stockholders are not entitled to exercise any of the rights of an objecting stockholder provided for in Title 3, Subtitle 2 of the Maryland General Corporation Law unless our board of directors determines that such rights shall apply with respect to all or any classes or series of shares, to a particular transaction or all transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise such rights.
We will maintain, as part of our books and records, and will make available for inspection by any stockholder or the stockholder’s designated agent at our office an alphabetical list of the names, addresses and telephone numbers of our stockholders, along with the number of shares of our common stock held by each of them. We will update the stockholder list at least quarterly to reflect changes in the information contained therein. A copy of the list shall be mailed to any stockholder who requests the list within 10 days of the request and will be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than 10-point type). A stockholder may request a copy of the stockholder list in connection with matters relating to voting rights and the exercise of stockholder rights under federal proxy laws. A stockholder requesting a list will be required to pay the reasonable costs of producing the list. We have the right to request that a requesting stockholder represent to us that the list will not be used to pursue commercial interests. Stockholders also have rights under Rule 14a-7 under the Exchange Act, which provides that, upon the request of investors and the payment of the expenses of the distribution, we are required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders or, at our option, provide requesting stockholders with a copy of the list of stockholders so that the requesting stockholders may make the distribution of proxies themselves. If we do not honor a proper request for the stockholder list, then the requesting stockholder shall be entitled to recover certain costs incurred in compelling the production of the list, including attorneys’ fees, as well as actual damages suffered by reason of the refusal or failure to produce the list. A stockholder, however, shall not have the right to, and we may require a requesting stockholder to represent that it will not, secure the stockholder list or other information for the purpose of selling or using the list for a commercial purpose not related to the requesting stockholder’s interest in our affairs. The remedies provided to stockholders requesting copies of the stockholder list described above are in addition to, and shall not in any way limit, other remedies available to such stockholders under federal or state laws.
In addition, pursuant to our charter, any stockholder and any designated representative thereof shall be permitted access to our corporate records to which such stockholder is entitled under applicable law at all reasonable times, and may inspect and copy any of them for a reasonable charge. Under Maryland law, stockholders are entitled to inspect and copy our bylaws, minutes of stockholder proceedings, annual statements of affairs, voting trust agreements and statements of the amount of stock and securities issued by us during the period specified by the requesting stockholder, which period may not be longer than 12 months prior to the date of the stockholder’s request. Statements of stock and securities will only include the number of shares issued during the period and the consideration received per share, in conformity with Maryland law, and will not include any personal identifying information concerning the holders of the shares. Requests to inspect and/or copy our corporate records must be made in writing to our address at 2800 Post Oak Boulevard Suite 500 Houston, TX 77056-6118. It is the policy of our board of directors to comply with all proper requests for access to our corporate records in conformity with our charter and Maryland law.

Rights upon Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of us, or any liquidating distribution of our assets, then such assets, or the proceeds therefrom, will be distributed between the holders of shares of each class of our common stock ratably in proportion to the respective NAV for each class until the NAV for each class has been paid. We will calculate the NAV as a whole for all shares of our common stock and then will determine any differences attributable to each class. Each holder of shares of a particular class of common stock will be entitled to receive, proportionately with each other holder of shares of such class, that portion of such aggregate assets available for distribution to such class as the number of outstanding shares of such class held by such holder bears to the total number of outstanding shares of such class then outstanding. We expect the NAV per share of each class of our common stock to be the same, except in the unlikely event that the distribution and stockholder servicing fees payable by us exceed the amount otherwise available for distribution to holders of the class of shares to which such fees relate in a particular period (prior to the deduction of the distribution and stockholder servicing fees), in which case the excess will be accrued as a reduction to the NAV per share of the applicable class of shares, which would result in the NAV and distributions upon liquidation with respect to such class of shares being lower than the NAV and distributions upon liquidation with respect to the other classes of shares.
Restrictions on Transfer
In order for us to qualify as a real estate investment trust (“REIT”), no more than 50% in value of the outstanding shares of our common stock may be owned, directly or indirectly through the application of certain attribution rules under the Internal Revenue Code of 1986, as amended (the “Code”), by any five or fewer individuals, as defined in the Code to include specified entities, during the last half of any taxable year, excluding our first taxable year ending December 31, 2015. In addition, the outstanding shares of our common stock must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year, excluding our first taxable year ending December 31, 2015. In addition, we must meet requirements regarding the nature of our gross income in order to qualify as a REIT. One of these requirements is that at least 75% of our gross income for each calendar year must consist of rents from real property and income from other real property investments (and a similar test requires that at least 95% of our gross income for each calendar year must consist of rents from real property and income from other real property investments together with certain other passive items such as dividend and interest). The rents received by Hines Global REIT II Properties LP (the “Operating Partnership”) from any tenant will not qualify as rents from real property, which could result in our loss of REIT status, if we own, actually or constructively within the meaning of certain provisions of the Code, 10% or more of the ownership interests in that tenant. In order to assist us in preserving our status as a REIT, among other purposes, our charter provides generally that (i) no person may beneficially or constructively own common shares in excess of 9.9% (in value or number of shares) of the outstanding common shares; (ii) no person may beneficially or constructively own shares in excess of 9.9% of the value of the total outstanding shares; (iii) no person may beneficially or constructively own shares that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT (including, but not limited to, beneficial or constructive ownership that would result in us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by us from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); and (iv) no person may transfer or attempt to transfer shares if such transfer would result in our shares being owned by fewer than 100 Persons.
Our charter provides that if any of the restrictions on transfer or ownership described above are violated, the shares represented hereby will be automatically transferred to a charitable trust for the benefit of one or more charitable beneficiaries effective on the day before the purported transfer of such shares. We will designate a trustee of the charitable trust that will not be affiliated with us or the purported transferee or record holder. We will also name a charitable organization as beneficiary of the charitable trust. The trustee will receive all distributions on the shares of our capital stock in the same trust and will hold such distributions or distributions in trust for the benefit of the beneficiary. The trustee also will vote the shares of capital stock in the same trust. The purported transferee will acquire no rights in such shares of capital stock, unless, in the case of a transfer that would cause a violation of the 9.9% ownership limit, the transfer is exempted by our board of directors from the ownership limit based upon receipt of information (including certain representations and undertakings from the purported transferee) that such transfer would not violate the provisions of the Code for our qualification as a REIT. In addition, our charter provides that we may redeem shares upon the terms and conditions specified by the board of directors in its sole discretion if our board of directors determines that ownership or a transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted transfers in violation of the restrictions described above may immediately be void.
The trustee will transfer the shares of our capital stock to a person whose ownership of shares of our capital stock will not violate the ownership limits. The transfer shall be made within 20 days of receiving notice from us that shares of our capital stock have been transferred to the trust. During this 20-day period, we will have the option of redeeming such shares of our capital stock. Upon any such transfer or purchase, the purported transferee or holder shall receive a per share price equal to the lesser of (a) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the charitable trust and (b) the price per share received by the charitable trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the charitable trust. The charitable trustee may reduce the amount payable to the purported transferee by the amount of dividends and distributions which have been paid to the purported transferee and are owed by the purported transferee to the charitable trustee pursuant to our charter. Any net sales proceeds in excess of the amount payable to the purported transferee shall be immediately paid to the charitable beneficiary. If, prior to our discovery that shares have been transferred to the charitable trustee, such shares are sold by a purported transferee, then (i) such shares shall be deemed to have been sold on behalf of the charitable trust and (ii) to the extent that the purported transferee received an amount for such shares that exceeds the amount that such purported transferee was entitled to receive pursuant to our charter, such excess shall be paid to the charitable trustee upon demand.
Any person who acquires or attempts or intends to acquire beneficial ownership or constructive ownership of shares that will or may violate the foregoing restrictions, or any person who would have owned shares that resulted in a transfer to the charitable trust pursuant to our charter, is required to immediately give us written notice of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.
The ownership limits do not apply to a person or persons which our board of directors has, in its sole discretion, determined to exempt from the ownership limit upon appropriate assurances that our qualification as a REIT is not jeopardized. Any person who owns more than 5% (or such lower percentage applicable under the Code or Treasury regulations) of the outstanding shares of our capital stock during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares of our capital stock beneficially owned and other information related to such ownership.
Distributions
Distributions will be made on all classes of our common stock at the same time. The per share amount of distributions on the various share classes will differ because of different class-specific expenses. Specifically, the distribution and stockholder servicing fees payable with respect to Class TX shares, Class IX shares, Class T shares, Class S shares and/or Class D shares will cause the amount of funds available for distributions with respect to Class TX, Class IX, Class T shares, Class S shares and/or Class D shares, including Class T shares, Class S shares and Class D shares issued pursuant to the distribution reinvestment plan, to be lower than the amount of funds available for distributions with respect to Class I shares. As described above, we expect the NAV per share of each share class to be the same, except in the unlikely event that the distribution and stockholder servicing fees payable by us exceed the amount otherwise available for distribution to holders of Class TX shares, Class IX shares, Class T shares, Class S shares and/or Class D shares in a particular period (prior to the deduction of the distribution and stockholder servicing fees), in which case the excess will be accrued as a reduction to the NAV per share of each of the Class TX shares, Class IX shares, Class T shares, Class S shares and/or Class D shares, as applicable.
To the extent our board of directors authorizes the declaration of a distribution, we intend to authorize and calculate distributions on a monthly basis and aggregate and pay them on a monthly basis. Because all of our operations will be performed indirectly through the Operating Partnership, our ability to pay distributions will depend on the Operating Partnership’s ability to pay distributions to its partners, including Hines Global. Distributions will be paid to our stockholders as of record dates selected by our board of directors. Distributions are authorized at the discretion of our board of directors, which will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements of the Code.
We must distribute to our stockholders at least 90% of our annual ordinary taxable income in order to continue to meet the requirements for being treated as a REIT under the Code. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, could require us to borrow funds from third parties on a short-term basis, issue new securities or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. These methods of obtaining funding could affect future distributions by increasing operating costs.
Restrictions on Roll-Up Transactions
Our charter contains various limitations on our ability to participate in Roll-up Transactions. In connection with any proposed transaction considered a “Roll-up Transaction” involving us and the issuance of securities of an entity, which we refer to as a Roll-up Entity, that would be created or would survive after the successful completion of the Roll-up Transaction, an appraisal of all our properties must be obtained from a competent independent appraiser. The properties must be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the properties as of a date immediately prior to the announcement of the proposed Roll-up Transaction. The appraisal shall assume an orderly liquidation of our properties over a 12-month period. The terms of the engagement of the independent appraiser must clearly state that the engagement is for our benefit and that of our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to our stockholders in connection with any proposed Roll-up Transaction. If the appraisal will be included in a prospectus used to offer the securities of a Roll-up Entity, the appraisal will be filed as an exhibit to the registration statement with the SEC and with any state where such securities are registered.
A “Roll-up Transaction” is a transaction involving the acquisition, merger, conversion or consolidation, either directly or indirectly, of us and the issuance of securities of a Roll-up Entity. This term does not include:

a transaction involving the securities of Hines Global that have been listed on a national securities exchange or traded through the National Association of Securities Dealers Automatic Quotation National Market System for at least 12 months; or
a transaction involving our conversion into a corporate, trust, or association form if, as a consequence of the transaction, there will be no significant adverse change in any of the following: our common stockholder voting rights; the term of our existence; compensation to our Advisor or our sponsor; or our investment objectives.
In connection with a proposed Roll-up Transaction, the person sponsoring the Roll-up Transaction must offer to our common stockholders who vote “no” on the proposal the choice of:

accepting the securities of the Roll-up Entity offered in the proposed Roll-up Transaction; or
one of the following:
remaining as stockholders and preserving their interests on the same terms and conditions as existed previously; or
receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.
We are prohibited from participating in any proposed Roll-up Transaction:

that would result in our common stockholders having democracy rights in a Roll-up Entity that are less than those provided in our charter, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of our charter and our dissolution;
that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares held by that investor;
in which investor’s rights to access of records of the Roll-up Entity will be less than those rights described herein; or
in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction is rejected by our common stockholders.
Stockholder Liability
Both the Maryland General Corporation Law and our charter provide that our stockholders are not liable personally or individually in any manner whatsoever for any debt, act, omission or obligation incurred by us or our board of directors.
The Maryland General Corporation Law provides that our stockholders are under no obligation to us or our creditors with respect to their shares other than the obligation to pay to us the full amount of the consideration for which their shares were issued.
Business Combinations
The Maryland General Corporation Law prohibits certain business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate for five years after the most recent date on which the stockholder becomes an interested stockholder. These business combinations include a merger, consolidation or share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock; or
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.
These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. As permitted by the Maryland General Corporation Law, our board of directors has adopted a resolution presently opting out of the business combination provisions of Maryland law, but our board of directors retains discretion to alter or repeal, in whole or in part, this resolution at any time.
Control Share Acquisitions
With some exceptions, Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding “control shares”:

owned by the acquiring person;
owned by officers; and
owned by employees who are also directors.
“Control shares” mean voting shares which, if aggregated with all other voting shares owned by an acquiring person or shares on which the acquiring person can exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

one-tenth or more but less than one-third;
one-third or more but less than a majority; or
a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel our board of directors to call a special meeting of our stockholders to be held within 50 days of a demand to consider the voting rights of the control shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to some conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have been previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or to acquisitions approved or exempted by our charter or bylaws.
As permitted by Maryland General Corporation Law, we have provided in our bylaws that the control share provisions of the Maryland General Corporation Law will not apply to any and all acquisitions by any person of our shares but our board of directors retains the discretion to change this provision in the future.
Subtitle 8
Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

a classified board;
a two-thirds vote requirement for removing a director;
a requirement that the number of directors be fixed only by vote of the directors;
a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and
a majority requirement for the calling of a special meeting of stockholders.
We have elected, pursuant to Subtitle 8, to provide that vacancies on our board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directorships. We have not elected to be subject to any of the other provisions of Subtitle 8.
Tender Offers
Our charter provides that if any person makes a tender offer, including any “mini-tender” offer, such person must comply with most of the provisions of Regulation 14D of the Exchange Act, including the notice and disclosure requirements. Among other things, the offeror must provide us notice of such tender offer at least ten business days before initiating the tender offer. In addition, the non-complying offeror will be responsible for all of our expenses in connection with that offeror’s noncompliance.
Forum for Certain Litigation
Our bylaws provide that unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of any duty owed by any director or officer or employee of Hines Global to us or to our stockholders, (iii) any action asserting a claim against Hines Global or any director or officer or employee of Hines Global arising pursuant to any provision of the Maryland General Corporation Law, our charter or our bylaws, or (iv) any action asserting a claim against Hines Global or any director or officer or employee of Hines Global that is governed by the internal affairs doctrine. This choice of forum will not apply to claims arising under the Securities Act of 1933, as amended, or the Exchange Act. This choice of forum provision will not apply to claims brought to enforce a duty or liability created by the Securities Act or the Exchange Act; provided that the inapplicability of this choice of forum provision to such claims will not cause this provision to be inapplicable to other types of claims, whether they are brought concurrently with or before or after claims brought to enforce a duty or liability created by the Securities Act or the Exchange Act. Similarly, this choice of forum provision will not apply to actions arising out of, or in connection with, the sale of securities in, or the violation of the laws of, the states and other (non-federal) jurisdictions in which the Issuer’s shares are sold pursuant to the offering; provided that the inapplicability of this choice of forum provision to such actions will not cause this provision to be inapplicable to other types of claims, whether they are brought concurrently with or before or after actions arising out of, or in connection with, the sale of securities in, or the violation of the laws of, the states and other (non-federal) jurisdictions in which the Issuer’s shares are sold pursuant to the offering.
Reports to Stockholders
Our charter requires that we prepare an annual report and deliver it to our stockholders within 120 days after the end of each fiscal year. Among the matters that must be included in the annual report are:

financial statements which are prepared in accordance with accounting principles generally accepted in the United States of America (or the then required accounting principles) and are audited by our independent registered public accounting firm;
if applicable, the ratio of the costs of raising capital during the year to the capital raised;
the aggregate amount of asset management fees and the aggregate amount of other fees paid to our Advisor and any affiliate of our Advisor by us or third parties doing business with us during the year;
our total operating expenses for the year, stated as a percentage of our average invested assets and as a percentage of our net income;
a report from the independent directors that our policies are in the best interests of our stockholders in the aggregate and the basis for such determination; and
separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and our Advisor, a director or any affiliate thereof during the year; and the independent directors are specifically charged with a duty to examine and comment in the report on the fairness of the transactions.